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Walgreen Co. Corporate Communications   ● 200 Wilmot Road     ●    Deerfield, Ill. 60015    ● (847) 914-2500

Media Contact:	Michael Polzin, 847-914-2920
Investor Contacts:	Rick Hans, CFA, 847-914-2385
Lisa Meers, CFA, 847-914-2361

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Walgreen Co. Reports Third Quarter 2010 Earnings Per Diluted Share of 47 Cents;
Results include 6 cents in Medicare Part D and acquisition-related costs, and 1 cent in restructuring costs

•	Third quarter sales up 6.1 percent to record $17.2 billion
•	Strong cash flow from operations of $1.0 billion in the quarter
•	Record 198 million prescriptions filled in the quarter; retail pharmacy market share increases to 19.7 percent

DEERFIELD, Ill., June 22, 2010 – Walgreens (NYSE, NASDAQ: WAG) today announced earnings and sales results for the third quarter of fiscal year 2010.

Net earnings for the quarter ended May 31, 2010, were $463 million or 47 cents per diluted share. Third quarter 2010 results include the negative impact of 4 cents per diluted share from the elimination of the tax benefit for the Medicare Part D subsidy for retiree benefits that was the result of the enactment of the Patient Protection and Affordable Care Act, 2 cents per diluted share from costs associated with the Duane Reade acquisition and 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative.  Net earnings for the year-ago quarter ended May 31, 2009, were $522 million or 53 cents per diluted share (which included 6 cents per diluted share in restructuring costs).

Cash flow from operations for this year’s third quarter reached $1.0 billion, for a total of $2.8 billion year to date.

 “We anticipated this would be a challenging quarter for several reasons, including the sluggish economy, prescription reimbursement pressure compounded by a slowdown in the rate of introduction of new generics, and a lower incidence of flu compared with the beginning of the H1N1 pandemic a year ago,” said Walgreens President and CEO Greg Wasson.  “While we saw a number of positive signs in the quarter and reached several important milestones, we also realize there is more to be done.

“During the quarter, we achieved record sales, a record number of prescriptions filled, continued growth in our retail pharmacy market share, and continued generation of strong cash flow. We also are seeing an improvement in our Customer Centric Retailing (CCR) stores and an expansion of opportunities for our new Pharmacy, Health and Wellness Solutions. At the same time, we are directly addressing the reimbursement pressures we are seeing and following through on the cost control initiatives associated with Rewiring for Growth. Looking ahead, we remain cautious on the economy and confident in our strategies.”

Net earnings for the first nine months of fiscal 2010 were $1.6 billion or $1.64 per diluted share, including impacts of 6 cents in costs associated with Rewiring for Growth, 4 cents for the Medicare Part D tax subsidy repeal, and 2 cents in Duane Reade acquisition costs. Net earnings per diluted share for the year to date reflect a 3.8 percent increase from last year’s $1.58 per diluted share (which included 13 cents per diluted share in restructuring costs).

Third Quarter Financial Highlights

Third quarter sales increased 6.1 percent from the prior-year quarter to a record $17.2 billion, and increased 6.1 percent to $50.6 billion for the first nine months of fiscal 2010. Total sales in comparable stores (those open at least a year) increased 0.7 percent in the quarter, while comparable store front-end sales increased 0.1 percent. (Please note that Duane Reade stores are not included in any comparable store sales results.) Front-end sales were impacted by continued weak demand for discretionary goods and by lower demand for flu-related products compared with the year-ago quarter.

Prescription sales, which accounted for 65.4 percent of sales in the quarter, climbed 5.7 percent, while prescription sales in comparable stores increased 1.0 percent. The company’s number of comparable prescriptions filled increased 2.5 percent over last year’s third quarter, including 1.3 percentage points due to more patients filling 90-day prescriptions, which are counted as three 30-day prescriptions. The company exceeded by 3.8 percentage points the industry-wide prescription growth rate, excluding Walgreens, during the same period as reported by IMS Health. As of May 31, Walgreens increased its retail pharmacy market share 60 basis points from a year ago to 19.7 percent.

Gross profit margins increased 10 basis points to 27.6 percent versus the year-ago quarter of 27.5 percent.  Margins benefited from lower Rewiring for Growth expenses, fewer product markdowns versus a year ago and a smaller provision for LIFO. At the same time, gross profit margins were adversely affected by market-driven pharmacy reimbursements that more than offset the positive impact of generic drug sales.

Selling, general and administrative expense dollars in the third quarter grew 8.6 percent over the year-ago period. Total expense growth was offset by savings from our restructuring activities, primarily in store related salaries and expenses. SG&A costs related to Rewiring for Growth were $13 million in the quarter and $34 million in the year-ago period. The combined impact in the quarter of Rewire costs, and Duane Reade’s acquisition-related costs and operating SG&A, contributed 2.6 percentage points to the company’s total SG&A dollar growth.

During the quarter, Walgreens recorded an income tax charge of $43 million after tax or 4 cents per diluted share as a result of the repeal of the tax benefit for the Medicare Part D subsidy for retiree benefits.

CVS Caremark Agreement

On June 18, the company reached an agreement with CVS Caremark Corp. to continue participating in its pharmacy benefit management network. The agreement was multi-year and provides the framework needed for Walgreens to operate its business going forward.

“We are very pleased with the outcome of this mutual, multi-year agreement that met our business objectives,” said Kermit R. Crawford, Walgreens executive vice president of pharmacy. “The agreement is good for our patients, pharmacists and shareholders and will allow us to continue to meet the needs of our customers across the country through the CVS Caremark network. As a result of the agreement, we look forward to building a mutually beneficial relationship with CVS Caremark going forward.”

Core Strategies and Milestones

Walgreens continues executing its three core growth strategies – to leverage the best store network in America, enhance the customer experience and drive cost reductions and productivity gains.

●
In April, Walgreens completed its acquisition of 258 Duane Reade stores across the New York metropolitan area, providing it with a leading market position in the nation’s largest drugstore market. The integration of Duane Reade is on track and the company is pleased with the especially strong performance by its new and renovated stores. Walgreens anticipates generating $120-$130 million in synergies from the acquisition over the next three years.

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The company filled a record 198 million prescriptions in the third quarter and is positioned to help patients, employers and other payers reduce health care costs beyond the cost of prescriptions. “With the passage of health care reform, we have the assets to provide holistic solutions to employers’ health care needs,” said Wasson. “For consumers, we are planning another comprehensive flu shot program this fall, as one example of our expanded vaccination and immunization program.”

●
Walgreens CCR initiative has now been rolled out to more than 1,200 stores nationwide, an increase of more than 500 stores since the end of the second quarter. The time needed to convert a store to CCR format is currently 20 percent less than earlier conversions. When fully implemented, CCR is expected to improve sales, reduce working capital and store labor, and improve the overall shopping experience. “Our customers are reacting favorably to the improvements we are introducing through CCR, as well as to our decision to introduce beer and wine, which are now available in nearly 3,600 of our stores,” said Wasson.

●
The company’s cost reduction efforts continue to focus on reducing overhead through its Rewiring for Growth initiative, which is on target for net pre-tax savings of $500 million this fiscal year and $1 billion in annual savings beginning in fiscal 2011.

In the quarter, the company opened 94 drugstores and acquired 258 Duane Reade drugstores and nine other drugstores (a net gain of 342 after relocations and closings) compared with 202 (or a net gain of 179) in the year ago quarter. Walgreens expects organic store growth of between 4.5 and 5 percent in fiscal 2010 and between 2.5 and 3 percent annually beginning in 2011.

As of May 31, 2010, Walgreens operated 8,019 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,522 drugstores nationally, including 117 hospital on-site pharmacies. Walgreens also operates worksite health centers, home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, June 22. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, June 22 through June 29 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 7094415.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May,	May 31,	May 31,
	2010	2009	2010	2009

Net sales	$17,199	$16,210	$50,550	$47,632

Cost of sales (1)	12,450	11,751	36,366	34,365
Gross Profit	4,749	4,459	14,184	13,267
Selling, general and administrative expenses	3,920	3,613	11,474	10,722
Operating Income	829	846	2,710	2,545

Interest expense, net	24	25	67	60

Earnings Before Income Tax Provision	805	821	2,643	2,485
Income tax provision (2)	342	299	1,022	915
Net Earnings	$463	$522	$1,621	$1,570
Net earnings per common share:
Basic	$.47	$.53	$1.65	$1.59
Diluted	$.47	$.53	$1.64	$1.58

Dividends declared	$.1375	$.1125	$.4125	$.3375

Average shares outstanding	976.4	992.0	984.5	989.6
Dilutive effect of stock options	5.6	1.0	6.1	1.4
Average shares outstanding assuming dilution	982.0	993.0	990.6	991.0

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	72.4	72.5	71.9	72.1
Gross margin	27.6	27.5	28.1	27.9
Selling, general and administrative expenses	22.8	22.3	22.7	22.6

Interest expense, net	.1	.1	.2	.1

Earnings Before Income Tax Provision	4.7	5.1	5.2	5.2
Income tax provision	2.0	1.9	2.0	1.9
Net Earnings	2.7%	3.2%	3.2%	3.3%

(1)	Fiscal 2010 third quarter includes a LIFO provision of $18 million versus $32 million in the previous year.
Fiscal 2010 nine months includes a LIFO provision of $79 million versus $124 million in the previous year.
(2)	Fiscal 2010 third quarter and nine months include a $43 million deferred tax charge due to the repeal of the tax benefit for the Medicare Part D retiree health benefit subsidy.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	May 31,	May 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$1,712	$2,300
Short-term investments	600	100
Accounts receivable, net	2,729	2,797
Inventories	7,110	6,891
Other current assets	185	164
Total Current Assets	12,336	12,252
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	11,154	10,595
Goodwill	1,894	1,463
Other non-current assets	1,323	833
Total Non-Current Assets	14,371	12,891
Total Assets	$26,707	$25,143
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$9	$10
Trade accounts payable	4,584	4,599
Accrued expenses and other liabilities	2,531	2,312
Income taxes	217	52
Total Current Liabilities	7,341	6,973
Non-Current Liabilities:
Long-term debt	2,359	2,338
Deferred income taxes	268	316
Other non-current liabilities	1,627	1,329
Total Non-Current Liabilities	4,254	3,983

Shareholders' Equity	15,112	14,187

Total Liabilities and Shareholders' Equity	$26,707	$25,143

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Nine Months Ended
	May 31,	May 31,
	2010	2009

Cash flows from operating activities:
Net earnings	$1,621	$1,570
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	768	741
Deferred income taxes	(19)	253
Stock compensation expense	64	67
Income tax savings from employee stock plans	6	-
Other	28	9
Changes in operating assets and liabilities -
Accounts receivable, net	(139)	(298)
Inventories	(37)	426
Other assets	41	-
Trade accounts payable	163	303
Accrued expenses and other liabilities	64	55
Income taxes	139	116
Other non-current liabilities	120	17
Net cash provided by operating activities	2,819	3,259

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(2,400)	(1,400)
Proceeds from sale of short-term investments – held to maturity	2,300	1,300
Additions to property and equipment	(786)	(1,534)
Proceeds from sale of assets	29	35
Business and intangible asset acquisitions, net of cash received	(764)	(348)
Other	(31)	11
Net cash used for investing activities	(1,652)	(1,936)

Cash flows from financing activities:
Net payments from short-term borrowings	-	(70)
Net proceeds from issuance of long-term debt	-	987
Payments of debt	(576)	-
Stock purchases	(754)	(140)
Proceeds related to employee stock plans	206	106
Cash dividends paid	(407)	(334)
Other	(11)	(15)
Net cash (used for) provided by financing activities	(1,542)	534

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(375)	1,857
Cash and cash equivalents at beginning of year	2,087	443
Cash and cash equivalents at end of year	$1,712	$2,300

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